Exhibit (a)(9)


HEADLINE:               TI Group Reaffirms $20 Per Share Offer for Walbro

DATELINE:               LONDON

BODY:

                        May 14, 1999 - - TI Group noted today's announcement by Walbro Corporation which revised its first quarter earnings. TI Group's offer for Walbro Corporation was based on the overall benefits this acquisition brings to TI Group's existing automotive business. Therefore, TI Group reaffirms its $20/share all cash offer for Walbro Corporation.

CONTACT:                Warburg Dillon Read LLC
                                         Sunjit S. Chawla, 212/821-2875
                                         or
                                         Innisfree M&A Incorporated
                                         Alan M. Miller, 212/750-5831






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